Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 David L. Urban (Investors) (414) 524-2838 Paul Mason (Media) (414) 524-6114	January 19, 2012

Johnson Controls Reports Record Sales and Earnings for Q1 2012; Company Full-Year Forecast Revised to 13-19% Growth

MILWAUKEE, Jan. 19, 2012 . . . For the first quarter of fiscal 2012, Johnson Controls reported record revenues and earnings. Highlights of the company’s first quarter of 2012 include:

•	Record net sales of $10.4 billion vs. $9.5 billion in Q1 2011, up 9%

•	Record income from business segments of $598 million vs. $533 million, up 12%

•	Record net income of $410 million or $0.60 per diluted share compared with net income of $375 million, or $0.55 per diluted share in the 2011 first quarter

“Our first quarter results were in line with the expectations we announced at the beginning of the year. The automotive and buildings markets were stable in the quarter and we benefitted from our record backlogs in both businesses,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “Automotive Experience revenues grew at a double-digit pace across all geographic regions and Building Efficiency commercial revenues and backlog were higher in a challenged global market. Power Solutions improved sales and income despite the soft demand for aftermarket batteries resulting from unseasonably warm winter temperatures globally.”

Mr. Roell added, “Our growth in the first quarter is evidence of continued market share gains as we sustainably outperform our underlying industries. We took steps to improve our execution and added resources to improve quality and productivity. At the same time, we continued to invest in order to support our global growth and margin expansion opportunities.”

Business results

Automotive Experience sales in the 2012 quarter increased 15% to $5.3 billion versus $4.6 billion last year due primarily to the incremental revenues associated with the 2011 acquisitions as well as launches of new automotive seating and interior programs. Revenues increased 15% in each geographic market. Automotive industry production in the quarter increased 16% in North America, declined 4% in Europe and was level with the 2011 period in Asia. Revenues in China, which are mostly generated through non-consolidated joint ventures, increased 10% to $1.1 billion. Johnson Controls has 28 joint ventures in China operating 47 manufacturing plants. It holds a 45% share of the Chinese auto seating market.

Automotive Experience reported segment income of $194 million in the current quarter, up 10% due to significant increases in Europe and Asia. European segment income benefitted from the positive impact of the 2011 acquisitions, improving to $21 million versus break-even performance last year. In Asia, the higher profitability of the company’s joint ventures resulted in a segment income increase of 69%, to $103 million, compared to $61 million last year.

As previously indicated, North America first quarter earnings were negatively impacted by costs associated with a new metals plant as well as higher engineering and launch costs associated with new business wins.

The company has increased resources dedicated to improving its launch efficiencies and quality, including adding management capacity in its automotive metals business and the hiring of more than 300 Six Sigma Blackbelts and quality experts. Johnson Controls said it believes these actions will make an increasingly positive impact on earnings starting in the second half of fiscal 2012.

Building Efficiency sales in the 2012 first quarter were $3.5 billion, up 4% compared with last year, led by a 13% revenue increase in Asia and 10% increase in Global Workplace Solutions. Sales in Europe and residential HVAC declined in the quarter. First quarter backlog increased 8% to a record $5.3 billion versus $4.9 billion in the year-ago quarter, with gains in all geographic regions. Orders in the quarter were slightly up compared with last year.

Segment income of $133 million was down 4% compared with last year, consistent with the company’s expectations. Higher income in North America Systems was offset by lower results in North America Service, Asia and Global Workplace Solutions. The company said the return on sales in the current quarter was depressed by unusually high profitability in Asia last year as well as increased investments in growth initiatives.

Johnson Controls said it has launched its new Panoptix offering. The Panoptix solution is an industry-first technology combining software, services and expertise to help customers optimize building performance.

Power Solutions sales in the first quarter of 2012 increased 4% to $1.6 billion due to a favorable product mix. Unit shipments were lower than expected. The company attributed the soft demand to unseasonably warm winter temperatures which negatively impacted shipments starting in December and are expected to further impact Q2 results.

Power Solutions segment income was $271 million, up 25% versus $217 million in the first quarter of 2011 as a result of a favorable product mix, the benefits of increased vertical integration and a non-recurring equity income benefit. The increases were partially offset by costs associated with the shutdown of the company’s Shanghai battery plant and the incremental costs associated with the consolidation of its hybrid battery joint venture.

Johnson Controls said that the construction of its recycling facility in South Carolina and of its third Chinese battery plant are proceeding on schedule. Demand continues to grow as expected for the company’s higher-margin AGM lead-acid batteries and plans to increase capacity are is progressing as expected.

Revised sales, earnings guidance for 2012

Johnson Controls today announced it was lowering its earnings expectations for fiscal 2012 to due to several factors:

•	Euro assumption lowered to $1.30 from original forecast of $1.35

•	Lower automotive production in Europe (now 19.6 million units, down 3.5% versus original assumption of 20.1 million, up 1.5%)

•	Weather-related softness in Q2 aftermarket battery demand

•	Assumes indefinite shut-down of Shanghai, China battery plant (discussions with the Chinese government are continuing)

•	Automotive North America metals start-up costs impact extending into Q2

•	Lower residential HVAC demand

As a result of these changes, the company said it believes its second quarter 2012 earnings will be approximately $0.52 - $0.54. For the full year, the earnings expectation is revised to a range of $2.70 - $2.85 (up 13% - 19%) versus earlier guidance of $2.85 - $3.00.

Johnson Controls said it was confident in its second half of 2012 outlook, noting that the 2011 second half earnings were significantly impacted by the Japan tsunami-related automotive disruption. In addition, the company’s second half 2012 earnings will benefit from the full-year impact of the automotive acquisitions, cost reduction initiatives and investments in Power Solutions .

“While there are some short-term changes to our original 2012 expectations, our primary growth and profitability story is intact,” said Mr. Roell. “We believe actions we have taken to improve our execution and profitability will provide momentum through the balance of the year and beyond. Despite the near-term challenges, we believe Johnson Controls will deliver double-digit earnings increases in 2012.”

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About Johnson Controls

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 162,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2011, Corporate

Responsibility Magazine recognized Johnson Controls as the #1 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

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Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2012 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, changes in the levels or timing of investments in commercial buildings as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 22, 2011) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls

January 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2011	2010
	Actual	Actual
Net sales	$10,417	$9,537
Cost of sales	8,885	8,123

Gross profit	1,532	1,414
Selling, general and administrative expenses	(1,054)	(947)
Net financing charges	(49)	(35)
Equity income	120	66

Income before income taxes	549	498
Provision for income taxes	104	95

Net income	445	403
Less: income attributable to noncontrolling interests	35	28

Net income attributable to JCI	$410	$375

Diluted earnings per share	$0.60	$0.55

Diluted weighted average shares	689	688

Shares outstanding at period end	680	677

Johnson Controls

January 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions; unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$241	$257	$321
Accounts receivable - net	6,888	7,151	6,142
Inventories	2,283	2,316	1,939
Other current assets	2,425	2,291	2,313

Current assets	11,837	12,015	10,715
Property, plant and equipment - net	5,743	5,616	4,215
Goodwill	6,955	7,016	6,523
Other intangible assets - net	941	945	751
Investments in partially-owned affiliates	896	811	766
Other noncurrent assets	3,311	3,273	3,023

Total assets	$29,683	$29,676	$25,993

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$457	$613	$850
Accounts payable and accrued expenses	6,859	7,474	6,296
Other current liabilities	2,787	2,695	2,643

Current liabilities	10,103	10,782	9,789
Long-term debt	5,526	4,533	2,684
Other noncurrent liabilities	2,494	2,921	2,768
Redeemable noncontrolling interests	282	260	204
Shareholders' equity attributable to JCI	11,137	11,042	10,431
Noncontrolling interests	141	138	117

Total liabilities and equity	$29,683	$29,676	$25,993

Johnson Controls

January 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended December 31,
	2011	2010
Operating Activities
Net income attributable to JCI	$410	$375
Income attributable to noncontrolling interests	35	28

Net income	445	403
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	196	169
Equity in earnings of partially-owned affiliates, net of dividends received	(102)	(22)
Deferred income taxes	60	—
Other	37	18
Changes in assets and liabilities, excluding acquisitions:
Accounts receivable	206	47
Inventories	5	(99)
Restructuring reserves	(10)	(30)
Accounts payable and accrued liabilities	(636)	(280)
Other assets and liabilities	(298)	(113)

Cash provided (used) by operating activities	(97)	93

Investing Activities
Capital expenditures	(538)	(260)
Sale of property, plant and equipment	3	11
Acquisition of businesses, net of cash acquired	(11)	(95)
Other - net	(85)	(12)

Cash used by investing activities	(631)	(356)

Financing Activities
Increase in short and long-term debt - net	808	13
Payment of cash dividends	(109)	(87)
Other - net	(18)	80

Cash provided by financing activities	681	6

Effect of exchange rate changes on cash and cash equivalents	31	18

Decrease in cash and cash equivalents	$(16)	$(239)

January 19, 2012

FOOTNOTES

1. Business Unit Summary

(in millions)	Three Months Ended December 31, (unaudited)
	2011	2010	%
Net Sales
Building efficiency	$3,542	$3,397	4%
Automotive experience	5,261	4,585	15%
Power solutions	1,614	1,555	4%

Net Sales	$10,417	$9,537

Segment Income (1)
Building efficiency	$133	$139	-4%
Automotive experience	194	177	10%
Power solutions	271	217	25%

Segment Income	$598	$533

Net financing charges	(49)	(35)

Income before income taxes	$549	$498

Net Sales
Products and systems	$8,334	$7,595	10%
Services	2,083	1,942	7%

	$10,417	$9,537

Cost of Sales
Products and systems	$7,162	$6,528	10%
Services	1,723	1,595	8%

	$8,885	$8,123

(1) Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges.

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Income Taxes

The effective tax rate for the first quarter of fiscal 2012 and fiscal 2011 is 19 percent.

3. Debt and Financing Arrangements

In the first quarter of fiscal 2012, the Company issued $400 million aggregate principal amount of 2.6% senior unsecured fixed rate notes due in fiscal 2017, $450 million aggregate principal amount of 3.75% senior unsecured fixed rate notes due in fiscal 2022, and $250 million aggregate principal amount of 5.25% senior unsecured fixed rate notes due in fiscal 2042. Aggregate net proceeds of $1.1 billion from the issues were used for general corporate purposes including the retirement of short-term debt.

4. Earnings per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended December 31,
	2011	2010
	(unaudited)
Income Available to Common Shareholders
Basic income available to common shareholders	$410	$375
Interest expense, net of tax	1	1

Diluted income available to common shareholders	$411	$376

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	679.8	675.4
Effect of dilutive securities:
Stock options	5.6	7.9
Convertible senior notes	—	—
Equity units	3.7	4.5

Diluted weighted average shares outstanding	689.1	687.8